 Exhibit 14(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Senior Securities of Sierra” in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-260591) and related Prospectus of Barings BDC, Inc. for the registration of 102,276,889.12 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2021, with respect to the consolidated financial statements of Sierra Income Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

           /s/ Ernst & Young LLP

New York, New York
December 13, 2021